News Release                                                        Exhibit 99.1

Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

                                                     Date: November 2, 2006
                                                     Contact: Mr. Clemente Teng
                                                     (818) 244-8080

PUBLIC STORAGE, INC. REPORTS RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2006

GLENDALE, California - Public Storage, Inc. (NYSE:PSA) announced today operating results for the third quarter ended September 30, 2006.

OPERATING RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2006:
-----------------------------------------------------------

Net income for the three months ended September 30, 2006 was $81,181,000 compared to $128,344,000 for the same period in 2005, representing a decrease of $47,163,000, or 36.7%. This decrease is primarily due to significant increases in depreciation and amortization expense, general and administrative expense and interest expense. Depreciation and amortization increased by approximately $65.6 million due primarily to the addition of real estate facilities and intangible assets acquired in the merger with Shurgard Storage Centers, Inc. ("Shurgard") and the corresponding depreciation and amortization related to such assets. General and administrative expense increased by approximately $30.6 million principally as a result of integration expenses related to the Shurgard merger, development costs that were expensed with respect to terminated projects and contract termination fees; these costs in aggregate totaled $29.6 million. In connection with the merger, we assumed $1.3 billion in debt, and, as a result, interest expense increased by approximately $6.9 million.

The negative impacts to our net income from the above mentioned items were partially offset by improved operations from our Same Store group of facilities, continued growth in operations from our newly developed and recently expanded facilities, continued growth in our recently acquired self-storage facilities including the facilities acquired in the merger with Shurgard, as well as higher interest income.

Our Same Store net operating income, before depreciation expense, increased by approximately $9,256,000, or 6.6%, as a result of a 6.1% improvement in revenues partially offset by a 5.0% increase in cost of operations. Aggregate net operating income for our newly developed and recently expanded and acquired facilities (other than the Shurgard facilities) increased by approximately $8,815,000. This increase was largely due to the impact of facilities acquired in 2005 and 2006, combined with continued fill-up of our newly developed and expansion facilities. For those facilities that were acquired in the merger, net operating income was approximately $35,363,000, reflecting the results from the date of the merger, August 22, 2006, through September 30, 2006. Interest income increased as a result of earning higher interest rates on invested cash balances combined with significantly higher average cash balances invested in interest-bearing accounts as compared to the same period in 2005. Higher invested cash balances were primarily due to gross proceeds received from the issuance of Preferred Stock and Preferred Partnership Units in the second and third quarters of 2006. Substantially all of this cash was subsequently used to fund the cash requirements with respect to the Shurgard merger.

We had a net loss allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) of $6,083,000 or $0.04 per common share on a diluted basis for the three months ended September 30, 2006 compared to income allocable to common shareholders of $79,262,000 or $0.62 per common share on a diluted basis for the same period in 2005, representing a decrease of $85,345,000 or $0.66 per diluted common share. The decreases in net income allocable to common shareholders on an aggregate and per-share basis are due primarily to the impact of the factors described above, combined with an increase in income allocated to preferred shareholders, as described below.

For the three months ended September 30, 2006 and 2005, we allocated $60,265,000 and $43,726,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities. We also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42, and recorded our equity share of such charges, totaling $21,643,000 (or $0.15 per diluted common share) for the three months ended September 30, 2006 in connection with the redemption of preferred securities.

Weighted average diluted shares increased to 145,387,000 for the three months ended September 30, 2006 from 128,742,000 for the three months ended September 30, 2005. The increase in weighted average diluted shares is due primarily to the issuance of approximately 38.9 million shares in the merger with Shurgard, which are included in our weighted average shares from August 22, 2006 through September 30, 2006.

OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006:
---------------------------------------------------------------

Net income for the nine months ended September 30, 2006 was $324,259,000 compared to $333,021,000 for the same period in 2005, representing a decrease of $8,762,000, or 2.6%. This decrease is primarily reflective of the third-quarter impacts described above with respect to depreciation and amortization, general and administrative expense and interest expense. These items were partially offset by improved operations from our Same Store, newly developed and acquired self-storage facilities (including the facilities acquired from Shurgard), reduced minority interest in income and higher interest income.

Same Store net operating income, before depreciation expense, increased by $23,903,000, or 5.9%, as a result of a 5.6% improvement in revenues partially offset by a 5.1% increase in cost of operations. Aggregate net operating income for our newly developed, acquired and expansion self-storage facilities
(excluding the Shurgard facilities) increased by approximately $24,895,000 largely due to the impact of facilities acquired in 2005 and 2006, combined with continued fill-up of our newly developed and expansion facilities. We earned an aggregate of $35,363,000 in net operating income in the third quarter with respect to the facilities acquired from Shurgard, reflecting their operating results from the date of the merger, August 22, 2006, through September 30, 2006. Minority interest in income declined due to the acquisition of minority interests that occurred in 2005. Interest income increased as a result of earning higher interest rates on invested cash balances, combined with higher average cash balances invested in interest-bearing accounts as compared to the same period in 2005.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $127,292,000 or $0.94 per common share on a diluted basis for the nine months ended September 30, 2006 compared to $188,744,000 or $1.46 per common share on a diluted basis for the same period in 2005, representing a decrease of $0.52 per common share, or a decrease of 36%. The decreases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above, in addition to increased income allocated to preferred shareholders, described below.

For the nine months ended September 30, 2006 and 2005, we allocated $159,256,000 and $126,286,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities. We also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $21,643,000 (or $0.16 per diluted common share) and $1,904,000 (or $0.01 per diluted common share), for the nine months ended September 30, 2006 and 2005, respectively.

Weighted average diluted shares increased to 134,851,000 for the nine months ended September 30, 2006 from 128,844,000 for the nine months ended September 30, 2005. The increase in weighted average diluted shares is due primarily to the issuance of approximately 38.9 million shares in the merger with Shurgard, which are included in our weighted averages shares from August 22, 2006 through September 30, 2006.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended September 30, 2006, funds from operations ("FFO") decreased to $0.77 per common share on a diluted basis as compared to $0.97 per common share for the same period in 2005, representing a decrease of $0.20 per common share, or 21%. For the nine months ended September 30, 2006, FFO increased to $2.68 per common share on a diluted basis as compared to $2.66 per common share for the same period in 2005, representing an increase of $0.02 per common share, or 0.8%.

For the nine months ended September 30, 2006 and 2005, FFO has been negatively impacted as a result of (i) costs and expenses incurred in connection with the merger with Shurgard totaling approximately $18.1 million and $20.5 million for the three and nine months ended September 30, 2006, respectively, (ii) development costs that were expensed with respect to terminated projects totaling $9.3 million for the three and nine months ended September 30, 2006,
(iii) contract termination fees of $2.2 million for the three and nine months ended September 30, 2006, (iv) losses incurred in our tenant reinsurance business and property casualty losses as a result of the impact from hurricanes for the three and nine months ended September 30, 2005, (v) the impact of a gain on the sale, in the nine months ended September 30, 2005, of non-real estate assets previously used by our containerized storage business totaling $1.1 million and (vi) the application of EITF Topic D-42 in connection with the redemption of our preferred securities and our pro-rata share of EITF Topic D-42 for PS Business Parks, Inc. ($22,972,000 and $2,909,000 for the nine months ended September 30, 2006 and 2005, respectively).

The following table provides a summary of the impact of these items that have occurred during the three and nine months ended September 30, 2006 and 2005:


                                                     Three Months Ended September 30,      Nine Months Ended September 30,
                                                    ----------------------------------- -------------------------------------
                                                                             Percentage                           Percentage
                                                       2006        2005        Change       2006        2005        Change
                                                    ----------- ---------- ------------ ----------  ----------   ------------
FFO per common share prior to adjustments for
   the following items.........................       $  1.12     $  0.98       14.3%    $  3.09     $  2.68        15.3%

Costs and expenses incurred in connection with
   the merger with Shurgard....................         (0.12)          -                  (0.15)          -
Cancellation of development projects...........         (0.06)          -                  (0.07)          -
Contract termination costs.....................         (0.02)          -                  (0.02)          -
Tenant insurance claims expense and casualty
   losses from hurricane.......................             -       (0.01)                     -       (0.01)
Gain on sale of non-real estate assets
   previously used by our containerized storage
   business....................................             -           -                      -        0.01
Application of EITF Topic D-42 in connection
   with the redemption of our preferred
   securities and our equity share of PS
   Business Parks Inc.'s charges...............         (0.15)          -                  (0.17)      (0.02)
                                                    ----------- ---------- ------------ ----------  ----------   ------------
FFO per common share, as reported .............       $  0.77     $  0.97      (20.6%)   $  2.68      $ 2.66         0.8%
                                                    =========== ========== ============ ==========  ==========   ============


FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS-SAME STORE FACILITIES:
------------------------------------------

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

As of September 30, 2006, our "Same Store" portfolio consists of 1,266 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating at a stabilized basis throughout 2004, 2005 and the first nine months of 2006.

The Same Store facilities contain approximately 73.9 million net rentable square feet, representing approximately 59% of the aggregate net rentable square feet in the United States of our consolidated self-storage portfolio at September 30, 2006. The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:

Selected Operating Data for the Same Store
------------------------------------------
Facilities (1,266 Facilities):
------------------------------

                                                        Three Months Ended September 30,          Nine Months Ended September 30,
                                                     ----------------------------------------   -----------------------------------
                                                                                  Percentage                             Percentage
                                                          2006         2005         Change          2006        2005      Change
                                                     ------------  ------------  ------------   ----------- -----------  ----------
                                                                 (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income.................................   $  211,252    $  199,139        6.1%       $ 615,556    $ 583,088        5.6%
    Late charges and administrative fees collected       10,134         9,606        5.5%          28,890       27,018        6.9%
                                                     ------------  ------------  ------------   ----------- -----------  ----------
    Total revenues (a)............................      221,386       208,745        6.1%         644,446      610,106        5.6%

Cost of operations (excluding depreciation):
    Property taxes ...............................       20,376        19,573        4.1%          60,385       57,906        4.3%
    Payroll expense...............................       22,185        20,224        9.7%          65,924       62,275        5.9%
    Advertising and promotion.....................        4,582         5,248      (12.7)%         17,977       18,032       (0.3)%
    Utilities.....................................        5,113         4,764        7.3%          14,275       13,137        8.7%
    Repairs and maintenance.......................        6,925         6,294       10.0%          20,731       19,344        7.2%
    Telephone reservation center..................        2,055         2,239       (8.2)%          6,106        6,033        1.2%
    Property insurance............................        2,860         1,932       48.0%           7,879        6,180       27.5%
    Other costs of management.....................        7,019         7,456       (5.9)%         22,617       22,550        0.3%
                                                     ------------  ------------  ------------   ----------- -----------  ----------
  Total cost of operations (a)....................       71,115        67,730        5.0%         215,894      205,457        5.1%
                                                     ------------  ------------  ------------   ----------- -----------  ----------
Net operating income (before depreciation) (b)....      150,271       141,015        6.6%         428,552      404,649        5.9%
Depreciation expense..............................      (37,270)      (38,478)      (3.1)%       (112,290)    (115,710)      (3.0)%
                                                     ------------  ------------  ------------   ----------- -----------  ----------
Operating income..................................    $ 113,001    $  102,537       10.2%       $ 316,262    $ 288,939        9.5%
                                                     ============  ============  ============   =========== ===========  ==========
Gross margin (before depreciation)................        67.9%         67.6%        0.4%           66.5%        66.3%        0.3%
Weighted average for the period:
  Square foot occupancy (c).......................        91.4%         91.7%       (0.3)%          91.2%        91.2%        0.0%
  Realized  annual rent per occupied  square foot (d)
  (d)(f)..........................................    $   12.50    $    11.75        6.4%       $   12.17    $   11.53        5.6%
  REVPAF (e) (f)..................................    $   11.43    $    10.77        6.1%       $   11.10    $   10.51        5.6%

Weighted average at September 30:
  Square foot occupancy...........................                                                  90.5%         91.6%      (1.2)%
  In place annual rent per occupied square foot (g)                                             $   13.51    $    12.85       5.1%
Total net rentable square feet (in thousands).....                                                 73,946        73,946         -

a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Square foot occupancies represent weighted average occupancy levels over the entire period.

d) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

e) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

f) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts, and excludes late charges and administrative fees.

The growth in rental income during the remainder of 2006 will depend upon various factors, among which will be our ability to maintain high occupancy levels and increase rental rates charged to both new and existing customers. The following table summarizes additional selected financial data with respect to our Same Store facilities:

                                                                        Three Months Ended
                                               ---------------------------------------------------------------------------
                                                 March 31        June 30       September 30     December 31     Full Year
                                               -------------  ------------     ------------    ------------    -----------
Total revenues (in 000's):
  2005.....................................    $    198,059   $  203,302       $  208,745       $  208,272     $  818,378
  2006.....................................    $    208,228   $  214,832       $  221,386

Total cost of operations (excluding
  depreciation expense) (in 000's):
  2005.....................................    $     69,991   $   67,736       $   67,730       $   65,873     $  271,330
  2006.....................................    $     72,030   $   72,749       $   71,115

Property taxes (in 000's):
  2005.....................................    $     19,931   $   18,402       $   19,573       $   17,025     $   74,931
  2006.....................................    $     20,663   $   19,346       $   20,376

Media advertising expense (in 000's):
  2005.....................................    $      3,588   $    2,955       $    2,314       $    2,141     $   10,998
  2006.....................................    $      3,978   $    2,611       $    1,002

Other advertising and promotion expense
  (in 000's):
  2005.....................................    $      2,382   $    3,859       $    2,934       $    3,689     $   12,864
  2006.....................................    $      2,701   $    4,105       $    3,580

REVPAF:
  2005.....................................    $      10.25   $    10.52       $    10.77       $    10.76     $    10.58
  2006.....................................    $      10.77   $    11.10       $    11.43

Weighted average realized annual rent per
  occupied square foot for the period:
  2005.....................................    $      11.41   $    11.42       $    11.75       $    11.89     $    11.61
  2006.....................................    $      11.94   $    12.05       $    12.50

Weighted average square foot occupancy levels
  for the period:
  2005.....................................           89.9%        92.1%             91.7%           90.5%          91.1%
  2006.....................................           90.2%        92.1%             91.4%


MERGER WITH SHURGARD:
---------------------

As previously announced, on August 22, 2006, we completed the merger with Shurgard Storage Centers, Inc. Pursuant to the terms of the merger, we issued approximately 38.9 million shares of Public Storage common stock to holders of Shurgard's common stock and assumed Shurgard's debt of approximately $2.0 billion. In addition, pursuant to the merger, we issued approximately 1.9 million Public Storage stock options to former holders of Shurgard stock options. Approximately 1.7 million of these stock options were exercised through September 30, 2006, resulting in aggregate exercise proceeds totaling approximately $74.4 million.

Immediately after the close of the merger, we repaid outstanding borrowings with respect to Shurgard's bank credit facility and certain variable rate mortgage notes totaling approximately $671 million. In addition, all of Shurgard's outstanding preferred stock (approximately $138 million) was redeemed just prior to the close of the merger.

Included in general and administrative expense are costs related to the merger, as well as expenditures in planning and completing the integration of the two companies of approximately $18.1 million and $20.5 million for the three and nine months ended September 30, 2006, respectively. In upcoming quarters, we expect to expense additional incremental costs of between approximately $15 million to $20 million, most of which will be incurred in the fourth quarter of 2006.

DEVELOPMENT AND ASSET ACQUISITION AND DISPOSITION ACTIVITIES:
-------------------------------------------------------------

During the third quarter of 2006, we completed expansions to two facilities at a total cost of $1.5 million, adding 25,000 net rentable square feet of self-storage space.

At September 30, 2006, we had 49 projects in the United States that were either under construction or were expected to begin construction generally within the next year, comprised of 44 projects (2,322,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $219.2 million, and five projects (428,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $18.9 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

In connection with the merger with Shurgard, we obtained a pipeline of future developments in existing Shurgard markets in Europe which, at September 30, 2006, comprised of 11 facilities (541,000 net rentable square feet) with total estimated costs of approximately $89.5 million, of which approximately $54.5 million had been incurred as of September 30, 2006.

In July 2006, a self-storage facility located in Seattle, Washington, was entirely condemned by a local government agency. A gain on the disposition of approximately $2.4 million was recorded in the third quarter of 2006 with respect to the condemnation. The historical operations of this facility and the gain on disposition are included in discontinued operations.

During the third quarter, we acquired the remaining partnership interests that we did not own in a series of partnerships. These partnerships, which were formed by Shurgard, owned 67 self-storage facilities located in Florida, North Carolina and South Carolina. The aggregate acquisition cost was approximately $60.8 million in cash.

During October 2006, we acquired the remaining interests in a partnership that we did not own for approximately $1.5 million in cash. The partnership was formed by Shurgard and owned a self-storage facility located in Florida.

ISSUANCE AND REDEMPTION OF PREFERRED SECURITIES:
------------------------------------------------

On August 3, 2006, we issued 18,400,000 depositary shares, with each depositary share representing 1/1,000 of a share of 7.25% Cumulative Preferred Stock, Series K. The gross proceeds from this offering were $460 million.

On September 28, 2006, we redeemed our 8.000% Series R Preferred Stock for $510 million, plus accrued and unpaid dividends. The Series R was called for redemption in August 2006.

On September 26, 2006, we called for redemption our 7.875% Series S Preferred Stock for $143.75 million, plus accrued and unpaid dividends. The Series S was redeemed on October 31, 2006.

On October 20, 2006, we issued 9,200,000 depositary shares with each depositary share representing 1/1,000 of a share of 6.75% Cumulative Preferred Stock, Series L. The gross proceeds from this offering were $230 million.

In September 2006, PS Business Parks, Inc., ("PSB") an affiliate in which we own approximately 44% of the common equity, redeemed its 9.25% Series E Preferred Stock for an aggregate of $53.0 million.

Share Repurchases:
------------------

Our Board of Directors has authorized the repurchase from time to time of up to 25,000,000 shares of our common stock on the open market or in privately negotiated transactions. From the inception of the repurchase program through November 2, 2006 (none from January 1, 2006 through November 2, 2006), we have repurchased a total of 22,201,720 shares of common stock at an aggregate cost of approximately $567.2 million.

DISTRIBUTIONS DECLARED:
-----------------------

On November 2, 2006, the Board of Directors declared a quarterly distribution of $0.50 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on December 28, 2006 to shareholders of record as of December 15, 2006.

THIRD QUARTER CONFERENCE CALL:
------------------------------

A conference call is scheduled for Friday, November 3, 2006, at 9:00 a.m. (PST) to discuss the third quarter ended September 30, 2006 earnings results. The participant toll free number is (866) 425-6195 (conference ID number 7941438). A simultaneous audio web cast may be accessed by using the link at
www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 7941438). A replay of the conference call may be accessed through November 17, 2006 by calling (877) 519-4471 or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." Both forms of replay utilize conference ID number 7941438.

ABOUT PUBLIC STORAGE, INC.:
---------------------------

Public Storage, Inc., a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 38 states and seven European nations. At September 30, 2006, the Company had interests in 2,003 storage facilities with approximately 126.4 million net rentable square feet in the United States and 160 storage facilities with approximately 8.4 million net rentable square feet in Europe.

Additional information about Public Storage, Inc. is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, our registration statement on Form S-4 filed on April 20, 2006, and amended May 24, 2006, June 12, 2006, June 19, 2006 and July 24,
2006, and in the definitive joint proxy statement/prospectus filed as part of the Form S-4, and in reports on Form 8-K. These risks include, but are not limited to, the following: risks related to the merger with Shurgard including difficulties that may be encountered in integrating Public Storage and Shurgard, loss of personnel as a result of the merger and the impact of the merger on occupancy and rental rates, the inability to realize or delays in realizing expected results from the merger, unanticipated operating costs resulting from the merger, and risks associated with international operations; changes in general economic conditions and in the markets in which Public Storage operates; the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at our facilities; difficulties in Public Storage's ability to evaluate, finance and integrate acquired and developed properties into its existing operations and to fill up those properties; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase our expenses and reduce cash available for distribution; consumers' failure to accept the containerized storage concept; difficulties in raising capital at reasonable rates; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

                                                                 Three Months Ended              Nine Months Ended
                                                                   September 30,                   September 30,
                                                          ------------------------------ --------------------------------
                                                                2006           2005            2006             2005
                                                          --------------- -------------- ---------------- ---------------
                                                                    (Amounts in thousands, except per share data)
Revenues:
    Rental income:
      Self-storage facilities ..........................    $   328,841    $    243,702   $     842,751    $     706,303
      Commercial properties ............................          3,408           2,918           9,413            8,693
      Containerized self-storage .......................          4,353           4,480          12,483           12,305
    Ancillary operations................................         22,106          17,587          55,649           48,803
    Interest and other income...........................         12,651           4,717          27,773           11,004
                                                          --------------- -------------- ---------------- ---------------
                                                                371,359         273,404         948,069          787,108
                                                          --------------- -------------- ---------------- ---------------
Expenses:
    Cost of operations:
      Self-storage facilities ..........................        109,216          80,273         286,376          242,319
      Commercial properties ............................          1,497           1,122           4,080            3,292
      Containerized self-storage .......................          3,907           3,676          11,436            9,692
      Ancillary operations .............................         13,447          11,613          35,759           32,170
    Depreciation and amortization (a)...................        113,531          47,896         212,206          144,074
    General and administrative..........................         36,242           5,621          49,996           16,890
    Interest expense....................................          9,323           2,471          12,752            5,928
                                                          --------------- -------------- ---------------- ---------------
                                                                287,163         152,672         612,605          454,365
                                                          --------------- -------------- ---------------- ---------------
 Income from continuing operations before casualty loss
   from hurricane, gain (loss) on disposition of real
   estate assets, equity in earnings of real estate
   entities, foreign currency exchange loss, income from
   derivatives and minority interest in income..........         84,196         120,732         335,464          332,743
Casualty loss from hurricane............................              -            (196)              -             (196)
Gain (loss) on disposition of real estate assets........            756            (142)          1,222              (89)
Equity in earnings of real estate entities .............          2,618           9,853           9,208           20,382
Foreign currency exchange loss..........................           (172)              -            (172)               -
Income from derivatives, net (b)........................             32               -              32                -
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions (c)................         (5,403)         (3,591)        (13,652)         (12,556)
    Special  distribution  and EITF Topic D-42
    allocation (c).....................................               -               -               -             (874)
 Other partnership interests ...........................         (3,187)         (3,652)        (10,825)         (12,925)
                                                          --------------- -------------- ---------------- ---------------
Income from continuing operations.......................         78,840         123,004         321,277          326,485
    Cumulative effect of change in accounting principle.              -               -             578                -
    Discontinued operations (d).........................          2,341           5,340           2,404            6,536
                                                          --------------- -------------- ---------------- ---------------
Net income                                                  $    81,181    $    128,344   $     324,259    $     333,021
                                                          =============== ============== ================ ===============
Net income allocation:
----------------------
    Allocable to preferred shareholders:
      Based on distributions paid.......................    $    60,265    $     43,726   $     159,256    $     126,286
      Based on redemptions of preferred stock...........         21,643               -          21,643            1,904
    Allocable to equity shareholders, Series A..........          5,356           5,356          16,068           16,087
    Allocable to common shareholders....................         (6,083)         79,262         127,292          188,744
                                                          --------------- -------------- ---------------- ---------------
                                                            $    81,181    $    128,344   $     324,259    $     333,021
                                                          =============== ============== ================ ===============
Per common share:
    Net income (loss) per share - Basic.................    $     (0.04)   $      0.62    $        0.95    $        1.47
                                                          =============== ============== ================ ===============
    Net income (loss) per share - Diluted...............    $     (0.04)   $      0.62    $        0.94    $        1.46
                                                          =============== ============== ================ ===============
    Weighted average common shares - Basic..............        145,387         128,006         133,897          128,191
                                                          =============== ============== ================ ===============
    Weighted average common shares - Diluted ...........        145,387         128,742         134,851          128,844
                                                          =============== ============== ================ ===============


(a) Depreciation and amortization increased substantially, principally due to $50,626,000 in amortization of intangibles acquired in the merger with Shurgard, as well as $12,426,000 in depreciation of the buildings acquired from Shurgard. Amortization is expected to be approximately $94,800,000 in the fourth quarter of 2006, $69,700,000 in the first quarter of 2007 and approximately $125,000,000 during the remainder of 2007. Depreciation with respect to the buildings, which is computed on a straight-line basis, is expected to be approximately $29,800,000 in the fourth quarter of 2006.

(b) In connection with the merger with Shurgard, we assumed various derivative instruments that Shurgard had entered into to hedge currency and interest rate risk with respect to its European debt and investments. Shurgard accounted for these instruments under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments" ("SFAS 133") as highly effective hedges and, accordingly, the fluctuations in value of these instruments were not reflected in earnings. However, we have determined that these derivative instruments are not highly effective hedges under SFAS 133, because we expect that the extinguishment of the hedges and the repayment of the various related debt instruments will not occur at the same time. As a result, fluctuations in fair value of these various instruments will be reflected in our net income. There was no material impact from changes in fair value for the quarter ended September 30, 2006; however, fluctuations could be significant in the future and are not determinable at this time.

(c) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units. In accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. We ceased allocating income with respect to these interests following their redemption.

(d) We recorded a gain during the three and nine months ended September 30, 2006, totaling $2,370,000 in connection with a facility located in Seattle, Washington that was condemned by a local governmental agency. For the three and nine months ended September 30, 2005, we recorded a gain totaling $5,180,000 in connection with a facility located in Portland, Oregon that was condemned by a local governmental agency. The operations of the Seattle facility are reflected in Discontinued Operations for both of the three and nine month periods ended September 30, 2006 and 2005, and the operations of the Portland facility are reflected in Discontinued Operations for the three and nine months ended September 30, 2005. Also, for the nine months ended September 30, 2005, non-real estate assets of containerized storage operations were sold, resulting in a gain on sale of approximately $1,143,000.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                        September 30,         December 31,
                                                                             2006                2005
                                                                     -------------------   ------------------
                                                                         (Unaudited)
                                                                     (Amounts in thousands, except share and
                                                                                 per share data)


ASSETS
Cash and cash equivalents ....................................         $      124,119          $   493,501
Operating real estate facilities:
   Land and building, at cost.................................             11,183,691            5,930,484
   Accumulated depreciation...................................             (1,655,737)          (1,500,128)
                                                                     -------------------   ------------------
                                                                            9,527,954            4,430,356
Construction in process.......................................                131,063               54,472
                                                                     -------------------   ------------------
                                                                            9,659,017            4,484,828
Investment in real estate entities............................                301,868              328,555
Goodwill......................................................                174,634              176,285
Intangible assets, net of $50,626 in accumulated amortization.                432,481                    -
Other assets..................................................                175,071               69,317
                                                                     -------------------   ------------------
       Total assets...........................................         $   10,867,190          $ 5,552,486
                                                                     ===================   ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................         $    1,426,533          $   113,950
Debt to joint venture partner.................................                 37,214               35,697
Preferred stock called for redemption.........................                143,750              172,500
Accrued and other liabilities.................................                351,576              159,360
                                                                     -------------------   ------------------
       Total liabilities......................................              1,959,073              481,507

Minority interest - preferred.................................                325,000              225,000
Minority interest - other.....................................                174,704               28,970

Commitments and contingencies

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares
   authorized, 1,715,486 shares issued (in series) and
   outstanding (1,698,336 at December 31, 2005), at
   liquidation preference:
     Cumulative Preferred Stock, issued in series.............              2,927,150            2,498,400
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     168,986,243 shares issued and outstanding (128,089,563 at
     December 31, 2005).......................................                 16,899               12,809
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized, 8,744.193 shares issued and outstanding at
     September  30, 2006 and December 31, 2005 ...............                      -                    -
   Paid-in capital............................................              5,656,850            2,430,671
   Cumulative net income......................................              3,513,525            3,189,266
   Cumulative distributions paid..............................             (3,702,742)          (3,314,137)
   Accumulated other comprehensive loss.......................                 (3,269)                   -
                                                                     -------------------   ------------------
     Total shareholders' equity...............................              8,408,413            4,817,009
                                                                     -------------------   ------------------
       Total liabilities and shareholders' equity.............         $   10,867,190          $ 5,552,486
                                                                     ===================   ==================


SHURGARD DOMESTIC SAME STORE SELECTED  OPERATING DATA
-----------------------------------------------------

In the merger with Shurgard, we acquired 390 wholly-owned and an interest in 97 facilities owned by affiliated joint ventures. We have applied our definition of what qualifies as a Same Store and, as a result, the number of properties included in the Shurgard Domestic Same Store portfolio has decreased from 462 facilities (as reported by Shurgard in the second quarter of 2006) to 383 facilities as is currently being reported. The operating data presented in the table below reflects the historical data through August 22, 2006, the period for which the facilities were operated under Shurgard combined with the historical data from August 22, 2006 through September 30, 2006, the period operated under Public Storage. Accordingly, the data presented below does not reflect the actual results included in our operations for the three and nine months ended September 30, 2006 and 2005 and does not purport to project results of operations for any future date or period.

SELECTED OPERATING DATA FOR THE 383 FACILITIES
----------------------------------------------
OPERATED BY SHURGARD ON A STABILIZED BASIS SINCE
------------------------------------------------
JANUARY 1, 2004 ("SHURGARD DOMESTIC SAME STORE
----------------------------------------------
FACILITIES"): (a)
-----------------

                                                     Three Months Ended September 30,          Nine Months Ended September 30,
                                                    ---------------------------------------  --------------------------------------
                                                                                 Percentage                              Percentage
                                                        2006         2005          Change        2006         2005         Change
                                                    ----------- ------------    -----------  -----------  ------------   ----------
                                                             (Dollar amounts in thousands, except weighted average data) (b)
Revenues:
    Rental income.................................  $  70,625    $   68,232        3.5%      $  208,278    $ 197,930        5.2%
    Late charges and administrative fees collected      2,667         2,567        3.9%           7,417        7,147        3.8%
                                                    ----------- ------------    -----------  -----------  ------------   ----------
    Total revenues (b)............................     73,292        70,799        3.5%         215,695      205,077        5.2%

Cost of operations (excluding depreciation):
    Property taxes ...............................      7,107         6,489        9.5%          20,764       19,292        7.6%
    Payroll expense...............................     11,620        12,014       (3.3)%         36,303       35,730        1.6%
    Advertising and promotion.....................      2,045         1,975        3.5%           5,099        5,581       (8.6)%
    Utilities.....................................      2,215         2,108        5.1%           6,094        5,434       12.1%
    Repairs and maintenance.......................      1,505         1,733      (13.2)%          4,785        4,944       (3.2)%
    Property insurance............................        565           377       49.9%           1,354        1,247        8.6%
    Other costs of management.....................      2,559         2,579       (0.8)%          7,909        7,641        3.5%
                                                    ----------- ------------    -----------  -----------  ------------   ----------
  Total cost of operations (b)....................     27,616        27,275        1.3%          82,308       79,869        3.1%
                                                    ----------- ------------    -----------  -----------  ------------   ----------
   Net operating income (excluding depreciation)(c) $  45,676     $  43,524        4.9%      $  133,387    $ 125,208        6.5%
                                                    =========== ============    ===========  ===========  ============   ==========
Gross margin (before depreciation)................      62.3%         61.5%        1.3%           61.8%        61.1%        1.1%
Weighted average for the period:
  Square foot occupancy (d).......................      85.9%         88.1%       (2.5)%          85.6%        86.7%       (1.3)%
  Realized annual rent per occupied square foot (e) $   13.28     $   12.51        6.2%      $    13.10    $   12.29        6.6%
  REVPAF (f) (g)..................................  $   11.41     $   11.02        3.5%      $    11.21    $   10.66        5.2%

Weighted average at September 30:
  Square foot occupancy...........................                                                85.8%         87.7%      (2.2)%
Total net rentable square feet (in thousands).....                                               24,765        24,765         -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period August 23, 2006 through September 30, 2006 are included in our consolidated operating results.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, and retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance, retail sales and truck rental activities which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(c) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

Shurgard European Same Store Selected Operating Data
----------------------------------------------------

In the merger with Shurgard, we acquired 103 wholly-owned and an interest in 57 facilities owned by affiliated joint ventures. We have applied our definition of what qualifies as a Same Store. As a result, the number of properties included in the Shurgard European Same Store portfolio has decreased from 123 facilities (as reported by Shurgard in the second quarter of 2006) to 96 facilities as is currently being reported. The operating data presented in the table below reflect the historical data through August 22, 2006, the period for which the facilities were operated under Shurgard combined with the historical data from August 22, 2006 through September 30, 2006, the period operated under Public Storage. Accordingly, the data presented below does not reflect the actual results included in our operations for the three and nine months ended September 30, 2006 and 2005.

SELECTED OPERATING DATA FOR THE 96 FACILITIES
---------------------------------------------
OPERATED BY SHURGARD EUROPE ON A STABILIZED BASIS
-------------------------------------------------
SINCE JANUARY 1, 2004 ("EUROPE   SAME  STORE
--------------------------------------------
FACILITIES"): (a)
-----------------

                                                           Three Months Ended September 30,          Nine Months Ended September 30,
                                                     ------------------------------------------  -----------------------------------
                                                                                    Percentage                           Percentage
                                                           2006          2005         Change         2006         2005      Change
                                                     ------------ -------------   -------------  ------------ ---------- -----------
                                                      (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates) (b)
Revenues:
    Rental income.................................   $   27,539    $   24,535         12.2%       $  77,737    $  68,546    13.4%
    Late charges and administrative fees collected          266           251          6.0%             757          610    24.1%
                                                     ------------ -------------   -------------  ------------ ---------- -----------
    Total revenues (c)............................       27,805        24,786         12.2%          78,494       69,156    13.5%

Cost of operations (excluding depreciation):
    Property taxes ...............................        1,261         1,174          7.4%           3,665        3,423     7.1%
    Payroll expense...............................        5,198         5,189          0.2%          15,858       16,084    (1.4)%
    Advertising and promotion.....................        1,179         1,689        (30.2)%          4,358        5,663   (23.0)%
    Utilities.....................................          695           565         23.0%           2,266        2,051    10.5%
    Repairs and maintenance.......................          898           807         11.3%           2,479        2,459     0.8%
    Property insurance............................          346           403        (14.1)%          1,028        1,150    10.6)%
    Leasehold expense.............................          635           756        (16.0)%          1,815        1,723    5.3%
    Other costs of management.....................        2,396         2,615         (8.4)%          6,651        7,910   (15.9)%
                                                     ------------ -------------   -------------  ------------ ---------- -----------
  Total cost of operations (c)....................       12,608        13,198         (4.5)%         38,120       40,463    (5.8)%
                                                     ------------ -------------   -------------  ------------ ---------- -----------
   Net operating income (excluding depreciation) (d) $   15,197     $  11,588         31.1%       $  40,374    $  28,693    40.7%
                                                     ============ =============   =============  ============ ========== ===========
Gross margin (before depreciation)................        54.7%         46.8%         16.9%           51.4%        41.5%    23.9%
Weighted average for the period:
  Square foot occupancy (e).......................        86.7%         81.3%          6.6%           84.0%        77.2%     8.8%
  Realized annual rent per occupied square foot (f)  $    24.01    $    22.81          5.3%       $   23.32    $   22.38     4.2%
  REVPAF (g) (h)..................................   $    20.82    $    18.54         12.3%       $   19.59    $   17.27    13.4%

Weighted average at September 30:
  Square foot occupancy...........................                                                    88.3%        82.5%     7.0%
  In place annual rent per occupied square foot (i)                                               $   23.42    $   22.51     4.0%
Total net rentable square feet (in thousands).....                                                    5,291        5,291       -

(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period August 23, 2006 through September 30, 2006 are included in our consolidated operating results.

(b) Amounts for all periods have been translated from local currencies to U.S. dollars at a constant exchange rate of 1.25 US Dollars to Euros.

(c) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, and retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessary compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance, retail sales, and truck rental activities which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(d) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(e) Square foot occupancies represent weighted average occupancy levels over the entire period.

(f) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(g) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(h) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(i)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts, and excludes late charges and administrative fees.

                             Selected Financial Data
                    Computation of Funds From Operations (a)
                                   (Unaudited)

                                                                          Three Months Ended              Nine Months Ended
                                                                             September 30,                  September 30,
                                                                    -------------------------------  ----------------------------
                                                                         2006             2005            2006           2005
                                                                    --------------   --------------  --------------  ------------
                                                                            (Amounts in thousands, except per share data)
Computation of Funds from Operations (FFO) allocable to Common
Stock
Net income........................................................   $    81,181      $   128,344     $   324,259     $  333,021
    Add back - depreciation and amortization......................       113,531           47,896         212,206        144,074
    Add back - depreciation and amortization included in
        Discontinued Operations...................................             9               41              50            150
    Eliminate - depreciation with respect to non-real estate                 (53)             (51)           (158)        (1,733)
    assets........................................................
    Eliminate - gain on sale of real estate assets................        (3,126)          (5,038)         (3,592)        (5,091)
    Eliminate - our pro rata share of PSB's gain on sale of real             (24)          (5,458)         (1,047)        (7,164)
        estate....................................................
    Depreciation from unconsolidated real estate investments......        10,031            8,822          28,751         26,265
    Add back - minority interest share of income..................         8,590            7,243          24,477         26,355
                                                                    --------------   --------------  --------------  ------------
Consolidated FFO..................................................       210,139          181,799         584,946        515,877
Allocable to preferred minority interest:
    Based upon ongoing distributions (b)..........................        (5,403)          (3,591)        (13,652)      (12,556)
    Special distribution and EITF Topic D-42 allocation (b).......             -                -               -          (874)
Allocable to minority interest - other partnership interests......        (4,036)          (4,255)        (12,302)      (16,071)
                                                                    --------------   --------------  --------------  ------------
Remaining FFO allocable to our shareholders.......................       200,700          173,953         558,992       486,376
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions...........................       (60,265)         (43,726)       (159,256)     (126,286)
    Issuance costs on redeemed preferred shares...................       (21,643)               -         (21,643)       (1,904)
    Equity Stock, Series A distributions..........................        (5,356)          (5,356)        (16,068)      (16,087)
                                                                    --------------   --------------  --------------  ------------
Remaining FFO allocable to Common Stock (a).......................   $   113,436      $   124,871     $   362,025     $ 342,099
                                                                    ==============   ==============  ==============  ============
Weighted average shares:
    Regular common shares.........................................       145,387          128,006         133,897       128,191
    Weighted average stock options and restricted stock units
    outstanding using treasury method ............................         1,092              736             954           653
                                                                    --------------   --------------  --------------  ------------
Weighted average common shares for purposes of computing
fully-diluted FFO per common share................................       146,479          128,742         134,851       128,844
                                                                    ==============   ==============  ==============  ============
FFO per common share (a) (c)......................................   $      0.77      $      0.97     $      2.68     $    2.66
                                                                    ==============   ==============  ==============  ============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units, and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units and, in accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued.

(c) FFO per common share was positively impacted by a gain on sale of non-real estate assets previously used by our discontinued containerized storage business totaling approximately $1,143,000 or $0.01 per common share for the nine months ended September 30, 2005.

                              Public Storage, Inc.
                             Selected Financial Data
               Computation of Funds Available for Distribution (b)
                                   (Unaudited)

                                                                 Three Months Ended          Nine Months Ended
                                                                    September 30,              September 30,
                                                             -------------------------- --------------------------
                                                                 2006          2005         2006          2005
                                                             ------------- ------------ ------------ -------------
                                                                             (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................     $  113,436   $  124,871    $  362,025   $  342,099
Add: Stock-based compensation expense....................          1,841        1,196         4,868        3,579
Impact of application of EITF Topic D-42.................         21,643            -        21,643        2,778
EITF Topic D-42  charges  included  in equity in earnings of
    real estate entities.................................            600            -         1,329          131
Less: Capital expenditures to maintain facilities........        (20,917)      (3,916)      (44,366)     (13,286)
                                                             ------------- ------------ ------------ -------------
Funds available for distribution ("FAD") (b) (c).........     $  116,603   $   122,151    $ 345,499   $  335,301
                                                             ============= ============ ============ =============
Distribution to common shareholders (c) .................     $   84,686   $    64,157      213,281   $  179,822
                                                             ============= ============ ============ =============
Distribution payout ratio (b) (c)........................          72.6%         52.5%        61.7%        53.6%
                                                             ============= ============ ============ =============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.


(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c) The distribution payout ratio has increased in the three and nine months ended September 30, 2006 as compared to the same periods in 2005, due primarily to a $17,001,000 and $31,080,000 increase, respectively, in capital expenditures for the three and nine months ended September 30, 2006 as compared to the same periods in 2005, a total of $18.1 and $20.5 million in Shurgard integration expenses incurred in the three and nine months ended September 30, 2006, as well as the payment of a full quarter's common distribution on September 30, 2006, on the approximately 38.9 million shares issued to former Shurgard shareholders while we recorded only a partial period's operations for the Shurgard assets from August 22, 2006 through September 30, 2006.

                              Public Storage, Inc.
                             Selected Financial Data
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)

                                                           Three Months Ended          Nine Months Ended
                                                              September 30,              September 30,
                                                        ------------------------- ----------------------------
                                                           2006          2005          2006          2005
                                                        ------------ ------------ ------------- --------------
                                                                       (Amounts in thousands)

Revenues for the 1,266 Same Store facilities.........   $   221,386  $   208,745   $   644,446   $   610,106

Revenues for non-Same Store facilities (a): Development
    facilities (year opened):
       2002 and 2003.................................         7,322        6,452        20,841        18,338
       2004..........................................         2,047        1,505         5,407         3,759
       2005..........................................           784          154         1,737           204
       2006..........................................           375            -           431             -
       Combination facilities........................         5,516        4,422        15,289        12,394
    Acquisition facilities (year acquired):
       2004..........................................         8,749        7,926        25,299        22,376
       2005..........................................         6,537        2,748        18,353         4,625
       2006..........................................         2,168            -         4,007             -
    Shurgard facilities - United States (b)..........        38,941            -        38,941             -
    Shurgard  facilities -  Europe (b)...............        17,348            -        17,348             -
    Newly consolidated facilities....................         3,686            -        10,874             -
    Expansion facilities.............................        13,982       11,750        39,778        34,501
                                                        ------------ ------------ ------------- --------------
Consolidated self-storage revenues (c)................  $   328,841  $   243,702   $   842,751   $   706,303
                                                        ============ ============ ============= ==============

Cost of operations for the 1,266 Same Store facilities  $    71,115  $    67,730   $   215,894   $   205,457

Cost of operations for non-Same Store facilities (a):
    Development facilities (year opened):
       2002 and 2003.................................         2,161        2,096         6,556         6,362
       2004..........................................           641          525         1,770         1,703
       2005..........................................           381          187         1,201           304
       2006..........................................           344            -           458             -
        Combination facilities.......................         1,899        1,502         5,557         5,007
    Acquisition facilities (year acquired):
       2004..........................................         3,120        3,005         9,331         9,362
       2005..........................................         2,424        1,195         7,278         2,146
       2006..........................................         1,061            -         2,003             -
    Shurgard facilities - United States (b)..........        12,402            -        12,402             -
    Shurgard  facilities -  Europe (b)...............         8,524            -         8,524             -
    Newly consolidated facilities....................           924            -         2,644             -
    Expansion facilities.............................         4,220        4,033        12,758        11,978
                                                        ------------ ------------ ------------- --------------
Consolidated self-storage cost of operations (c)......  $   109,216  $    80,273   $   286,376   $   242,319
                                                        ============ ============ ============= ==============


(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2004 through September 30, 2006, or because we acquired these facilities from third parties after December 31, 2003.

(b) Represents the operations of the facilities acquired in the merger with Shurgard for the period from August 22, 2006 through September 30, 2006.

(c) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.